ALOBA, AWOMOLO & PARTNERS

(Chartered Accountants)

Floor 4, Providence Court, Ajibade Bus Stop, Beside CocaCola  Ibadan, Oyo State, Nigeria

Tel: 08055439586, 08034725835

Email: audits@alobaawomolo.org; alobaawomolopartners@gmail.com; website: www.alobaawomolo.org

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Fortune Nickel & Gold, Inc

We consent to the use in the Regulation A offering statements under the Securities Act of 1933 of Fortune Nickel & Gold, Inc of our report dated August 30, 2025, of the consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity, and cashflows for the years ended September 30, 2024 and 2023.

We also consent to the reference to our firm under the heading “Experts” in the Offering Circular.

/s/ ALOBA, AWOMOLO & PARTNERS

ALOBA, AWOMOLO & PARTNERS

Chartered Accountants

PCAOB No:7275

Ibandan, Nigeria

September 3, 2025

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